Exhibit 23.4

June 11, 2020

Consent of Oliver Wyman

We hereby consent to (1) the use of and all references to the name of Oliver Wyman, and the use of information excerpted from the Services and/or Works (as defined in the Agreement) in the following documents related to a potential public offering by Kroton Educacional S.A., or any of its subsidiaries, in whole or in part: the testing the water presentation, the roadshow presentation, and the prospectus included in the registration statement on Form F-1 and any amendments thereto (the “Registration Statement”); including, but not limited to. the use of the information supplied by us and set forth under the “Summary,” “Presentation of Financial and Other Information,” “Industry” and “Business” sections of the Registration Statement: and (2) the filing with the Securities and Exchange Commission of this consent as an exhibit to the Registration Statement.

Sincerely,

Oliver Wyman Consultoria em Estratégia de Negócios Ltda.

By:	/s/ Nuno Monteiro
Name: Nuno Monteiro
Title: Partner